EXHIBIT #23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement No. 33-52409 of New Jersey Resources Corporation on Form S-8, of our report dated June 22, 2012 appearing in this Annual Report on Form 11-K of New Jersey Resources Corporation Employees' Retirement Savings Plan for the year ended December 31, 2011.

/s/ ParenteBeard, LLC

Clark, New Jersey
June 22, 2012